UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 6, 2006 Patient Safety Technologies, Inc. (the “Company”), entered into a Secured Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company sold a $1,100,000 principal amount Secured Convertible Promissory Note (the “Note”) and a warrant to purchase 401,460 shares of the Company’s common stock (the “Warrant”) to Alan E. Morelli (“Mr. Morelli”). The Note accrues interest at the rate of 12% per annum through July 6, 2006, after which the interest rate increases to 15% per annum from July 6, 2006 through the date the loan is repaid. The principal amount of the Note and any accrued but unpaid interest is due to be paid upon the earlier of (a) July 6, 2006, or at the option of the Company, October 6, 2006, or (b) the occurrence of an event of default. The Company is required to make a mandatory repayment of its obligations under the Note upon the sale of 50% or more of the equity interest of the Company to any person or group or any sale of 50% or more of the assets of the Company in a single transaction or series of related transactions. For more information, see the Company’s Current Report filed with the Securities and Exchange Commission on Form 8-K on June 9, 2006 (the “Current Report”).
The Company subsequently defaulted, and on August 31, 2006, the Company received a Notice of Foreclosure from Mr. Morelli, which states that on or after September 11, 2006, Mr. Morelli will commence the disposition of some or all of the collateral securing the Note.

As of the date of this report, the Company has reached a preliminary understanding with an outside lender with whom it intends to enter into a new loan agreement, proceeds of which will be used to pay the outstanding amount of the Note and any other obligations owed to Mr. Morelli. The Company intends to pay Mr. Morelli in full on or prior to September 11, 2006, to prevent Mr. Morelli from foreclosing on the Collateral.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: September 7, 2006	By:	/s/ Lynne Silverstein
	Name:	Lynne Silverstein
	Title:	President